Exhibit 99.1

Southern First Reports Third Quarter 2025 Results

Greenville, South Carolina, October 28, 2025 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the nine months ended September 30, 2025.

“Our third quarter financial performance clearly shows the steady momentum that continued this quarter, in line with our expectations. Our team remains highly focused on executing our plans for increased profitability and high-quality loan growth, funded by client retail deposits, which is core to our full relationship banking strategy. Superior asset quality metrics and margin expansion are the result of our intentional and disciplined approach. We have again achieved historically high revenue growth over the same quarter last year, at a rate which was two and a half times our expense growth. This expanded profitability further strengthened capital levels, providing ample support for our strong business pipelines. Although we maintain a cautious outlook and actively monitor for emerging risks, our markets have continued to exhibit vibrant and sustainable growth momentum,” stated Art Seaver, Chief Executive Officer. “We continue to attract and retain experienced bankers who share our commitment to outstanding client service, delivered with a personal touch, and to supporting our local communities. Our Southeastern markets remain healthy and resilient, and we are well positioned to benefit from the opportunities created by ongoing banking industry consolidation. This quarter’s results reinforce our optimism in the financial outlook for the remainder of the year.”

2025 Third Quarter Highlights

•	Diluted earnings per common share of $1.07, up $0.26, or 32%, from Q2 2025, and $0.53, or 98%, compared to Q3 2024
•	Net interest margin of 2.62%, compared to 2.50% for Q2 2025 and 2.08% for Q3 2024
•	Total loans of $3.8 billion, up 4% (annualized) from Q2 2025; core deposits of $2.9 billion, up 2% (annualized) from Q2 2025
•	Nonperforming assets to total assets of 0.27% and past due loans to total loans of 0.18%
•	Book value per common share of $43.51 increased 12% (annualized) from Q2 2025 and 9% compared to Q3 2024; Tangible Common Equity (TCE) ratio of 8.18%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2025	2025	2025	2024	2024
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$8,662	6,581	5,266	5,627	4,382
Earnings per common share, diluted	1.07	0.81	0.65	0.70	0.54
Total revenue(1)	31,129	28,629	26,497	25,237	23,766
Net interest margin (tax-equivalent)(2)	2.62%	2.50%	2.41%	2.25%	2.08%
Return on average assets(3)	0.80%	0.63%	0.52%	0.54%	0.43%
Return on average equity(3)	9.78%	7.71%	6.38%	6.80%	5.40%
Efficiency ratio(4)	60.86%	67.54%	71.08%	73.48%	75.90%
Noninterest expense to average assets (3)	1.74%	1.86%	1.87%	1.78%	1.75%
Balance Sheet ($ in thousands):
Total loans(5)	$3,789,021	3,746,841	3,683,919	3,631,767	3,619,556
Total deposits	3,676,417	3,636,329	3,620,886	3,435,765	3,518,825
Core deposits(6)	2,884,604	2,867,193	2,820,194	2,661,736	2,705,429
Total assets	4,358,589	4,308,067	4,284,311	4,087,593	4,174,631
Book value per common share	43.51	42.23	41.33	40.47	40.04
Loans to deposits	103.06%	103.04%	101.74%	105.70%	102.86%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.79%	12.63%	12.69%	12.70%	12.61%
Tier 1 risk-based capital ratio	11.26%	11.11%	11.15%	11.16%	10.99%
Leverage ratio	8.72%	8.73%	8.79%	8.55%	8.50%
Common equity tier 1 ratio(8)	10.88%	10.71%	10.75%	10.75%	10.58%
Tangible common equity(9)	8.18%	8.02%	7.88%	8.08%	7.82%
Asset Quality Ratios:
Nonperforming assets/total assets	0.27%	0.27%	0.26%	0.27%	0.28%
Classified assets/tier one capital plus allowance for credit losses	3.90%	4.28%	4.24%	4.25%	4.35%
Accruing loans 30 days or more past due/loans(5)	0.18%	0.14%	0.27%	0.18%	0.09%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.00%	0.00%	0.00%	0.04%	0.05%
Allowance for credit losses/loans(5)	1.10%	1.10%	1.10%	1.10%	1.11%
Allowance for credit losses/nonaccrual loans	364.50%	362.35%	378.09%	366.94%	346.78%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended					Sept 30 2025 -
	Sept 30	Jun 30	Mar 31	Dec 31	Sept 30	Sept 30 2024
(in thousands, except per share data)	2025	2025	2025	2024	2024	% Change
Interest income
Loans	$50,999	48,992	47,085	47,163	47,550	7.25%
Investment securities	1,342	1,357	1,403	1,504	1,412	(4.96%)
Federal funds sold	2,645	1,969	1,159	2,465	2,209	19.74%
Total interest income	54,986	52,318	49,647	51,132	51,171	7.46%
Interest expense
Deposits	24,703	24,300	23,569	25,901	27,725	(10.90%)
Borrowings	2,754	2,723	2,695	2,773	2,855	(3.54%)
Total interest expense	27,457	27,023	26,264	28,674	30,580	(10.21%)
Net interest income	27,529	25,295	23,383	22,458	20,591	33.69%
Provision (reversal of) for credit losses	850	700	750	(200)	-	100%
Net interest income after provision for credit losses	26,679	24,595	22,633	22,658	20,591	29.57%
Noninterest income
Mortgage banking income	1,600	1,569	1,424	1,024	1,449	10.42%
Service fees on deposit accounts	625	567	539	499	455	37.36%
ATM and debit card income	601	586	552	607	599	0.33%
Income from bank owned life insurance	439	413	403	407	401	9.48%
Other income	335	199	196	242	271	23.62%
Total noninterest income	3,600	3,334	3,114	2,779	3,175	13.39%
Noninterest expense
Compensation and benefits	11,299	11,674	11,304	10,610	10,789	4.73%
Occupancy	2,447	2,523	2,548	2,587	2,595	(5.70%)
Outside service and data processing costs	2,158	2,189	2,037	2,003	1,930	11.81%
Insurance	961	910	1,010	1,077	1,025	(6.24%)
Professional fees	605	609	509	656	548	10.40%
Marketing	412	397	374	335	319	29.15%
Other	1,064	1,034	1,054	1,276	833	27.73%
Total noninterest expenses	18,946	19,336	18,836	18,544	18,039	5.03%
Income before provision for income taxes	11,333	8,593	6,911	6,893	5,727	97.89%
Income tax expense	2,671	2,012	1,645	1,266	1,345	98.59%
Net income available to common shareholders	$8,662	6,581	5,266	5,627	4,382	97.67%

Earnings per common share – Basic	$1.08	0.81	0.65	0.70	0.54
Earnings per common share – Diluted	1.07	0.81	0.65	0.70	0.54
Basic weighted average common shares	8,031	8,036	8,078	8,023	8,064
Diluted weighted average common shares	8,080	8,051	8,111	8,097	8,089

[Footnotes to table located on page 6]

Net income for the third quarter of 2025 was $8.7 million, or $1.07 per diluted share, a $2.1 million increase from the second quarter of 2025 and a $4.3 million increase from the third quarter of 2024. Net interest income increased $2.2 million during the third quarter of 2025, compared to the second quarter of 2025, and increased $6.9 million, compared to the third quarter of 2024. The increase in net interest income from the prior quarter and prior year was primarily driven by an increase in interest income on loans, combined with a decrease in interest expense on deposits.

The provision for credit losses was $850 thousand for the third quarter of 2025 compared to a provision for credit losses of $700 thousand for the second quarter of 2025 and no provision for credit losses for the third quarter of 2024. The provision during the third quarter of 2025 includes a $500 thousand provision for credit losses and a $350 thousand provision for the reserve for unfunded commitments. The provision for credit losses in the third quarter of 2025 was primarily driven by a change in qualitative factors related to an increase in past due loans and risk migration among our commercial business and non-owner occupied loans.

Noninterest income was $3.6 million for the third quarter of 2025, compared to $3.3 million for the second quarter of 2025, and $3.2 million for the third quarter of 2024. Mortgage banking income continues to be the largest component of noninterest income at $1.6 million in fee revenue for the third and second quarters of 2025, and $1.4 million for the third quarter of 2024. In addition, service fees on deposit accounts increased 10% over the prior quarter and 37% over the prior year.

Noninterest expense for the third quarter of 2025 was $18.9 million, a $390 thousand decrease from the second quarter of 2025, and a $907 thousand increase from the third quarter of 2024. The decrease in noninterest expense from the previous quarter was driven by a decrease in compensation and benefits and occupancy expenses, offset in part by an increase in insurance expense. The increase in noninterest expense from the previous year related primarily to increases in compensation and benefits, outside service and data processing costs, and other noninterest expenses, offset in part by a decrease in occupancy.

The effective tax rate was 23.6% for the third quarter of 2025, 23.4% for the second quarter of 2025, and 23.5% for the third quarter of 2024. The changes in the effective tax rate are driven by the effect of equity compensation transactions during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$238,552	$2,645	4.40%	$179,095	$1,969	4.41%	$158,222	$2,209	5.55%
Investment securities, taxable	141,143	1,307	3.67%	141,898	1,315	3.72%	137,087	1,370	3.98%
Investment securities, nontaxable(2)	7,811	45	2.31%	7,740	55	2.83%	8,047	55	2.70%
Loans(10)	3,783,885	50,999	5.35%	3,724,064	48,992	5.28%	3,629,050	47,550	5.21%
Total interest-earning assets	4,171,391	54,996	5.23%	4,052,797	52,331	5.18%	3,932,406	51,184	5.18%
Noninterest-earning assets	150,552			154,051			158,550
Total assets	$4,321,943			$4,206,848			$4,090,956
Interest-bearing liabilities
NOW accounts	$329,301	746	0.90%	$331,811	752	0.91%	$314,669	835	1.06%
Savings & money market	1,599,710	13,509	3.35%	1,566,345	13,398	3.43%	1,523,834	15,287	3.99%
Time deposits	984,078	10,448	4.21%	942,880	10,150	4.32%	909,192	11,603	5.08%
Total interest-bearing deposits	2,913,089	24,703	3.36%	2,841,036	24,300	3.43%	2,747,695	27,725	4.01%
FHLB advances and other borrowings	240,087	2,296	3.79%	240,000	2,270	3.79%	240,065	2,297	3.81%
Subordinated debentures	24,903	458	7.30%	24,903	453	7.30%	36,261	558	6.12%
Total interest-bearing liabilities	3,178,079	27,457	3.43%	3,105,939	27,023	3.49%	3,024,021	30,580	4.02%
Noninterest-bearing liabilities	792,575			758,626			744,025
Shareholders’ equity	351,289			342,283			322,910
Total liabilities and shareholders’ equity	$4,321,943			$4,206,848			$4,090,956
Net interest spread			1.80%			1.69%			1.16%
Net interest income (tax equivalent) / margin		$27,539	2.62%		$25,308	2.50%		$20,604	2.08%
Less: tax-equivalent adjustment(2)		10			13			13
Net interest income		$27,529			$25,295			$20,591

[Footnotes to table located on page 6]

Net interest income was $27.5 million for the third quarter of 2025, a $2.2 million increase from the second quarter of 2025, driven by a $2.7 million increase in interest income, partially offset by a $434 thousand increase in interest expense. The increase in interest income was driven by an increase in the yield on interest-earning assets, as loan yield increased seven basis points over the previous quarter. In addition, the cost of our interest-bearing deposits decreased seven basis points over the previous quarter. In comparison to the third quarter of 2024, net interest income increased $6.9 million, resulting primarily from a 65 basis point decrease in the cost of interest-bearing deposits. Net interest margin, on a tax-equivalent basis, was 2.62% for the third quarter of 2025, a 12 basis point increase from 2.50% for the second quarter of 2025 and a 54 basis point increase from 2.08% for the third quarter of 2024.

Balance sheets - Unaudited

	Ending Balance					Sept 30 2025 -
	Sept 30	Jun 30	Mar 31	Dec 31	Sept 30	Sept 30 2024
(in thousands, except per share data)	2025	2025	2025	2024	2024	% Change
Assets
Cash and cash equivalents:
Cash and due from banks	$24,600	25,184	24,904	22,553	25,289	(2.72%)
Federal funds sold	178,534	180,834	263,612	128,452	226,110	(21.04%)
Interest-bearing deposits with banks	79,769	65,014	16,541	11,858	9,176	769.32%
Total cash and cash equivalents	282,903	271,032	305,057	162,863	260,575	8.57%
Investment securities:
Investment securities available for sale	131,040	128,867	131,290	132,127	134,597	(2.64%)
Other investments	20,066	19,906	19,927	19,490	19,640	2.17%
Total investment securities	151,106	148,773	151,217	151,617	154,237	(2.03%)
Mortgage loans held for sale	6,906	10,739	11,524	4,565	8,602	(19.72%)
Loans (5)	3,789,021	3,746,841	3,683,919	3,631,767	3,619,556	4.68%
Less allowance for credit losses	(41,799)	(41,285)	(40,687)	(39,914)	(40,166)	4.07%
Loans, net	3,747,222	3,705,556	3,643,232	3,591,853	3,579,390	4.69%
Bank owned life insurance	55,324	54,886	54,473	54,070	53,663	3.10%
Property and equipment, net	84,586	85,921	87,369	88,794	90,158	(6.18%)
Deferred income taxes	12,657	12,971	13,080	13,467	11,595	9.16%
Other assets	17,885	18,189	18,359	20,364	16,411	8.98%
Total assets	$4,358,589	4,308,067	4,284,311	4,087,593	4,174,631	4.41%
Liabilities
Deposits	$3,676,417	3,636,329	3,620,886	3,435,765	3,518,825	4.48%
FHLB Advances	240,000	240,000	240,000	240,000	240,000	0.00%
Subordinated debentures	24,903	24,903	24,903	24,903	24,903	0.00%
Other liabilities	60,921	61,373	60,924	56,481	64,365	(5.35%)
Total liabilities	4,002,241	3,962,605	3,946,713	3,757,149	3,848,093	4.01%
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	82	82	82	82	82
Nonvested restricted stock	(1,929)	(2,774)	(3,372)	(3,884)	(4,219)	(54.28%)
Additional paid-in capital	125,035	124,839	124,561	124,641	124,288	0.60%
Accumulated other comprehensive loss	(8,426)	(9,609)	(10,016)	(11,472)	(9,063)	(7.03%)
Retained earnings	241,586	232,924	226,343	221,077	215,450	12.13%
Total shareholders’ equity	356,348	345,462	337,598	330,444	326,538	9.13%
Total liabilities and shareholders’ equity	$4,358,589	4,308,067	4,284,311	4,087,593	4,174,631	4.41%
Common Stock
Book value per common share	$43.51	42.23	41.33	40.47	40.04	8.67%
Stock price:
High	45.54	38.51	38.50	44.86	36.45	24.94%
Low	38.74	30.61	31.88	33.26	27.70	39.86%
Period end	44.12	38.03	32.92	39.75	34.08	29.46%
Common shares outstanding	8,189	8,181	8,169	8,165	8,156	0.40%

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2025	2025	2025	2024	2024
Nonperforming Assets
Commercial
Owner occupied RE	$262	-	-	-	-
Non-owner occupied RE	6,911	6,941	6,950	7,641	7,904
Commercial business	195	717	1,087	1,016	838
Consumer
Real estate	3,394	3,028	2,414	1,908	2,448
Home equity	705	708	310	312	393
Other	-	-	-	-	-
Total nonaccrual loans	11,467	11,394	10,761	10,877	11,583
Other real estate owned	275	275	275	-	-
Total nonperforming assets	$11,742	11,669	11,036	10,877	11,583
Nonperforming assets as a percentage of:
Total assets	0.27%	0.27%	0.26%	0.27%	0.28%
Total loans	0.31%	0.31%	0.30%	0.30%	0.32%
Classified assets/tier 1 capital plus allowance for credit losses	3.90%	4.28%	4.24%	4.25%	4.35%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2025	2025	2025	2024	2024
Allowance for Credit Losses
Balance, beginning of period	$41,285	40,687	39,914	40,166	40,157
Loans charged-off	(55)	(68)	(78)	(143)	(118)
Recoveries of loans previously charged-off	69	16	101	141	127
Net loans (charged-off) recovered	14	(52)	23	(2)	9
Provision for (reversal of) credit losses	500	650	750	(250)	-
Balance, end of period	$41,799	41,285	40,687	39,914	40,166
Allowance for credit losses to gross loans	1.10%	1.10%	1.10%	1.10%	1.11%
Allowance for credit losses to nonaccrual loans	364.50%	362.35%	378.09%	366.94%	346.78%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.00%	0.01%	0.00%	0.00%	0.00%

Total nonperforming assets were $11.7 million at September 30, 2025, representing 0.27% of total assets compared to 0.27% for the second quarter of 2025 and 0.28% for the third quarter of 2024. In addition, the classified asset ratio decreased to 3.90% for the third quarter of 2025 from 4.28% in the second quarter of 2025 and 4.35% in the third quarter of 2024.

At September 30, 2025, the allowance for credit losses was $41.8 million, or 1.10% of total loans, compared to $41.3 million, or 1.10% of total loans at June 30, 2025, and $40.2 million, or 1.11% of total loans, at September 30, 2024. We had net recoveries of $14 thousand, for the third quarter of 2025, compared to net charge-offs of $52 thousand for the second quarter of 2025 and net recoveries of $9 thousand for the third quarter of 2024. There was a provision for credit losses of $500 thousand for the third quarter of 2025, compared to a provision for credit losses of $650 thousand for the second quarter of 2025 and no provision for credit losses for the third quarter of 2024. The provision during the third quarter of 2025 was primarily driven by changes in qualitative factors related to an increase in past due loans and risk migration among our commercial business and non-owner occupied loans.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2025	2025	2025	2024	2024
Commercial
Owner occupied RE	$705,383	686,424	673,865	651,597	642,608
Non-owner occupied RE	943,304	939,163	926,246	924,367	917,642
Construction	71,928	68,421	90,021	103,204	144,665
Business	604,411	589,661	561,337	556,117	521,535
Total commercial loans	2,325,026	2,283,669	2,251,469	2,235,285	2,226,450
Consumer
Real estate	1,159,693	1,164,187	1,147,357	1,128,629	1,132,371
Home equity	239,996	234,608	223,061	204,897	195,383
Construction	25,842	25,210	23,540	20,874	21,582
Other	38,464	39,167	38,492	42,082	43,770
Total consumer loans	1,463,995	1,463,172	1,432,450	1,396,482	1,393,106
Total gross loans, net of deferred fees	3,789,021	3,746,841	3,683,919	3,631,767	3,619,556
Less—allowance for credit losses	(41,799)	(41,285)	(40,687)	(39,914)	(40,166)
Total loans, net	$3,747,222	3,705,556	3,643,232	3,591,853	3,579,390

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2025	2025	2025	2024	2024
Non-interest bearing	$736,518	761,492	671,609	683,081	689,749
Interest bearing:
NOW accounts	343,615	341,903	371,052	314,588	339,412
Money market accounts	1,572,738	1,537,400	1,563,181	1,438,530	1,423,403
Savings	29,381	32,334	32,945	31,976	29,283
Time, less than $250,000	202,353	194,064	181,407	193,562	223,582
Time and out-of-market deposits, $250,000 and over	791,812	769,136	800,692	774,028	813,396
Total deposits	$3,676,417	3,636,329	3,620,886	3,435,765	3,518,825

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $791,812,000.

(7) September 30, 2025 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.4 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress and the office of the President on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) trade wars, government shutdowns, or a potential recession which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf are expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL & MEDIA CONTACT:

ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com

SOURCE: Southern First Bancshares, Inc.